Exhibit 99.1

PENN TREATY AMERICAN ANNOUNCES THIRD QUARTER RESULTS
IN LINE WITH EXPECTATIONS

November 9, 2005 — Allentown, PA – Penn Treaty American Corporation (PTA-NYSE) today announced its third quarter financial results for the period ended September 30, 2005. Net income for the 2005 third quarter was $3.0 million or $0.18 per fully diluted share, which includes an after tax realized loss on the sale of investments of $221,650, or $0.01 per fully diluted share. These results are in line with the Company’s recently announced expectations.

In comparison, for the third quarter of 2004, the Company recorded $41.7 million in net income, or $1.91 per fully diluted share, which included an after tax gain of $34.9 million, or $1.61 per fully diluted share, attributable to a market gain recorded on its notional experience account. Due to the commutation of the Company’s reinsurance agreement with Centre Solutions (Bermuda) Limited on May 24, 2005, the notional experience account no longer exists and therefore did not have any impact on the third quarter of 2005.

During the third quarter of 2005, the Company recorded premium revenue of $76.1 million, including $3.1 million of first year collected premium revenue. Approximately $5.4 million of annualized new policy premium was issued during the third quarter of 2005, which represents a 6% increase from the same period in 2004.

During the nine month period ended September 30, 2005, the Company recorded premium revenue of $234.4 million, including $9.1 million of first year collected premium revenue. Approximately $15.4 million of annualized new policy premium was issued during the first nine months of 2005, which represents a 12% increase from the same period in 2004.

For the nine months ended September 30, 2005, the Company recorded net income of $18.5 million, or $0.93 per fully diluted share. The results included the impact of the May 24, 2005 commutation of the Company’s reinsurance agreement with Centre Solutions (Bermuda) Limited. In comparison, for the nine months ended September 30, 2004, the Company recorded net income of $24.9 million, or $1.34 per fully diluted share. These results included an after tax gain of $16.6 million, or $0.78 per fully diluted share, attributable to the Company’s notional experience account.

Book value at September 30, 2005 was $15.13 per share, and fully converted book value (taking into account the conversion of the Company’s outstanding convertible debt) was $12.48 at September 30, 2005. A reconciliation of book value to fully converted book value is as follows:

(amounts in thousands, except per share amounts)

Shareholders' equity	$237,026
Convertible debt, net of discount	52,517
Preferred interest on early conversion	3
Unamortized deferred offering costs	782

Shareholders' equity, fully converted	$290,328

Outstanding shares, as reported	15,666
Shares issuable upon conversion of debt	7,602

Outstanding shares, fully converted	23,268

Book value per share, as reported	$15.13

Book value per share, fully converted	$12.48

The Company’s outstanding 6¼% subordinated convertible notes due 2008 (the “Notes”) automatically converted to shares of its common stock on November 4, 2005. The conversion occurred under the terms of the Notes because the average closing price of the Company’s common stock on the fifteen trading days following October 15, 2005 was greater than 110% of the conversion price of $7.00. Approximately $46 million in Notes converted to approximately 6.6 million shares of the Company’s common stock. After the conversion there are approximately 23.3 million shares of common stock issued and outstanding.

William W. Hunt, President and C.E.O., stated, “We are pleased to have met our revised earnings expectations for the third quarter of 2005. The conversion of the outstanding debt to common stock is a significant accomplishment and greatly improves the risk profile of our Company. The process to finalize a new reinsurance agreement for new business with Imagine International Reinsurance Limited has progressed as anticipated. These are important steps for our future performance and allow us to devote more of our energy toward growth and value creation for our shareholders through enhanced sales efforts and operational efficiencies.”

The Company will host an investors’ conference call at 2:00 PM, EST, Wednesday, November 9, 2005 to discuss its third quarter results. Investors and analysts should call 800.762.4717 in order to participate. The conference call will be available by replay until November 23, 2005 by calling 800.475.6701 with access code 802840. The Company also plans to make the call available online via a downloadable file on its website, http://www.penntreaty.com.

Certain statements made by the Company in this press release may be considered forward looking within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results of its operations will not differ materially from its expectations. An investment in the Company’s securities includes certain risks, which may be specific to the Company or to the long-term care insurance industry. Factors which could cause actual results to differ from expectations include, among others, the Company’s ability to gain reinsurance coverage for new business.

Contact:

Investor Relations
1.800.222.3469

Cameron Waite, Executive Vice President
cwaite@penntreaty.com

Mark Cloutier, Senior Vice President and Chief Financial Office
mcloutier@penntreaty.com

PENN TREATY AMERICAN CORPORATION AND SUBSIDIARIES Consolidated Statements of Income (amounts in thousands, except per share data)
	Three Months Ended September 30,				Nine Months Ended September 30,
	2005		2004		2005		2004
Revenues:	(unaudite	d)	(unaudite	d)	(unaudite	d)	(unaudite	d)
Premium revenue	$76,066		$80,309		$234,360		$241,795
Net investment income	12,580		12,055		37,673		34,584
Net realized capital (loss) gain	(341)		(31)		(424)		148
Market gain on notional experience account	--		54,438		48,799		26,388
Change in preferred interest on early conversion liability	331		2,251		1,400		2,215
Other income	3,123		1,180		6,625		4,222

	91,759		150,202		328,433		309,352

Benefits and expenses:
Benefits to policyholders	59,325		56,256		185,710		172,412
Commissions	9,383		9,564		28,725		29,792
Net policy acquisition costs amortized	227		1,246		4,206		9,649
General and administrative expense	13,310		12,672		40,117		39,446
Litigation accrual expense	137		--		1,037		--
Commutation expense	--		--		18,300		--
Reinsurance warrant expense	--		--		7,267		--
Expense and risk charges on reinsurance	2,980		2,807		8,648		8,422
Excise tax expense	--		730		749		2,259
Interest expense	1,780		1,851		5,262		7,838

	87,142		85,126		300,021		269,818

Income before federal income taxes	4,617		65,076		28,412		39,534
Federal income tax provision	(1,616)		(23,336)		(9,944)		(14,657)

Net income	$3,001		$41,740		$18,468		$24,877

Basic earnings per share from net income	$0.21		$4.11		$1.47		$2.74
Diluted earnings per share from net income	$0.18		$1.91		$0.93		$1.34

Weighted average number of shares outstanding	14,122		10,155		12,537		9,091
Weighted average number of shares and share equivalents	23,289		21,718		23,270		21,349